Exhibit 10.10

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EMPLOYMENT AGREEMENT

This is an employment agreement (“Agreement”) between MP Mine Operations LLC (the “Company”) and Michael Rosenthal (“Employee”) is dated as of July 1, 2020. The parties agree and represent as follows:

I.	AT-WILL EMPLOYMENT

Company hereby employs Employee and Employee hereby accepts employment on an at-will basis with Company as Chief Executive Officer effective as of July 1, 2020. The parties acknowledge and agree that consistent with their at-will employment relationship, either Employee or Company may terminate the employment relationship with or without cause or good reason and with or without advance notice.

II.	DUTIES OF EMPLOYEE

A.	Position and Duties

Prior to the Transition Date (as defined below), Employee shall serve as a Chief Executive Officer and perform all duties and execute all responsibilities as are normally provided by a Chief Executive Officer of a company in a business similar to the Company’s and such other services as may reasonably be assigned from time-to-time by the Board of Managers or its designee. On the Transition Date, Employee’s title and role shall automatically transition, without any further action of the parties hereto, to Chief Operating Officer, reporting directly to the Chief Executive Officer. Prior to the Transition Date, the Board of Managers shall work together in good faith with Employee to develop the job description for the Chief Operating Officer position with clear delineation in roles and responsibilities, with the Chief Operating Officer at a minimum being responsible for oversight of the day-to-day operations of the Mt. Pass Mine and the plant and future expansion plans, including, without limitation, engineering processes, implementation and commissioning related to Phase 2. For purposes hereof, the “Transition Date” shall occur upon the earliest of (i) the date of an initial public offering of the Company (or such other entity created to effectuate such offering), or (ii) the consummation of a transaction with a SPAC, following which, the equity of the Company is sold, exchanged, or converted into publicly traded securities (as applicable, the “Going Public Transaction”, and the publicly traded entity resulting from (i) or (ii), as applicable, “PubCo”), in which case PubCo shall be assigned this Agreement and bound by the terms of this Agreement and shall execute a assignment of this Agreement acknowledging the assumption of all of the obligations hereunder and thereafter “Company” shall be deemed to be PubCo and “Board of Managers” shall be deemed to mean the Board of Directors of PubCo. In addition, during Employee’s employment hereunder, Employee shall have observer rights to sit in on all meetings of the Board.

B.	Devotion of Work Time to The Company’s Business/Agreement Not To Compete While Employed by the Company

Employee shall devote his full business time, energies, abilities and attention to the business of the Company and the performance of Employee’s duties under this agreement, and shall not, except as provided below, engage in any other business or occupation during Employee’s employment with the Company, including, without limitation, any activity that (x) conflicts with

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the interests of the Company or any subsidiaries of the Company, (y) interferes with the proper and efficient performance of Employee’s duties for the Company, or (z) interferes with Employee’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) serving, with the prior written consent of the Board of Managers, which consent shall not be unreasonably withheld, as a member of the board of directors or advisory board (or the equivalent in the case of a non-corporate entity) of a non-competing for-profit business and one or more charitable organizations, (ii) engaging in charitable activities and community affairs, (iii) managing Employee’s personal investments and affairs, and (iv) being a partner/member/employee/consultant of QVT Financial LP or its affiliates (“QVT”), an investment advisory firm, including, without limitation, providing investment analysis and advice to QVT and its affiliates; provided, however, that the activities set out in clauses (i), (ii), (iii) and (iv) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of Employee’s duties and responsibilities hereunder, and with respect to (iv), in no event will Employee be permitted to engage in any activity that would compete with the Company.

C.	Confidential and Trade Secret Information

Employee agrees that the Company is engaged in the highly competitive business of mineral processing or related competitive operations provided by the Company at the time Employee executes this Agreement or at any time throughout Employee’s employment with the Company (the “Company’s Business”). The Company’s involvement in this business has required and continues to require the expenditure of substantial amounts of time, money and the use of skills developed over a long period of time. As a result of these investments of money, skill and time, the Company has developed and will continue to develop certain valuable Trade Secrets and Confidential Information that are peculiar to the business of the Company and the disclosure of which would cause the Company great and irreparable harm. Employee acknowledges that Employee has and/or will come into contact with and/or have access to certain valuable Trade Secrets and Confidential Information all of which is the sole property of the Company.

1.

The term “Trade Secrets” means information deemed a trade secret as defined by applicable law including, but not limited to, a formula, pattern, compilation, program, device, method, technique, or process, that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.

The term “Confidential Information” means any data, information or documentation which is valuable to the Company and not generally known to the public and/or the Company competitors, including but not limited to:

a)

Product information, including but not limited to, technical notebook records, patent applications, machines, equipment, process and product designs including any drawings and descriptions thereof, sketches, concepts, plans, specifications, modifications, advancements, production and development processes and the costs thereof, and production schedules;

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b)

Financial information, including but not limited to, earnings, assets, debts, prices, pricing manuals, business plans, business agreements, costs, fee structures, volumes of purchases or sales, projections, budgets, product sales records, or other financial data, whether relating to the Company generally, or to particular products, services, geographic areas, or time periods;

c)

Supply and service information, including but not limited to, information concerning supplies, the goods and services used or purchased by the Company, the names, addresses, and other contact information of suppliers and distributors, supplier and distributor lists, information relating to past, current or anticipated products and services, terms of supplier and distributor service contracts, or of particular transactions, or related information about potential suppliers and distributors;

d)

Marketing information, including but not limited to, marketing arrangements, marketing plans, details about ongoing or proposed marketing strategies and programs or agreements by or on behalf of the Company, marketing forecasts, marketing surveys, results of marketing efforts or information about pending transactions;

e)

Customer information, including but not limited to, any compilations or lists of past, existing or prospective customers, including, but not limited to, wholesale and retail customers, customer proposals or agreements between customers and the Company, mailing lists, status of customer accounts or credit, customer buying and other customer-related records, or related information about actual or prospective customers, with respect to which Employee had contact or about which Employee obtained Confidential Information during Employee’s employment with the Company; and

f)

Business information, including but not limited to, business plans, information related to production facilities, information relating to business conducted or anticipated to be conducted, plans for future business and product development and expansion, any existing or new idea, project or enterprise, whether same is commercially operational or in any stage of initial development prior to becoming commercially operational, internal performance statistics and other competitive or sensitive information concerning the Company, territory listings, long-range plans, operating instructions, computer programs, tax information, project and service development plans, internal performance statistics, financial reports, strategic plans, licenses, operations manuals and best practices memoranda.

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D.	Non-Disclosure Of Trade Secrets And Confidential Information

Employee acknowledges and agrees that any disclosure, divulging, revealing or other use of any of the aforesaid Confidential Information or Trade Secrets by Employee, other than in connection with the Company’s business will be highly detrimental to the business of the Company and serious loss of business and pecuniary damage may result therefrom. Accordingly, Employee specifically covenants and agrees to hold all such Confidential Information and Trade Secrets and any documents containing or reflecting the same in the strictest confidence, and Employee will not, both during employment with the Company or at any time after Employee’s employment with the Company terminates without the Company’s prior written consent, disclose, divulge or reveal to any person whomsoever, or use for any purpose other than the exclusive benefit of the Company, any Confidential Information and Trade Secrets whatsoever, whether contained in the Employee’s memory or embodied in writing or other physical form. Disclosure includes forwarding Confidential Information and/or Trade Secrets to a personal e-mail address and/or uploading such information onto any cloud-based storage site or social media platform. Under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, nothing contained in this Paragraph or elsewhere in this Agreement, prohibits Employee from: (1) filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the U.S. Equal Employment Opportunity Commission or the National Labor Relations Board or a similar agency enforcing federal, state, or local laws; (2) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (3) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (4) otherwise fully participating in any federal whistleblower programs.

E.	Non-Solicitation of Customers

Employee acknowledges and agrees that solely by reason of Employee’s employment with the Company, Employee has and/or will come into contact with some of the Company’s customers and has and/or will have access to Confidential Information and Trade Secrets regarding the Company and its customers as set forth in Paragraph II(C) of this Agreement. Consequently, Employee covenants and agrees that in the event of Employee’s separation from employment with the Company, whether such separation is voluntary or involuntary, Employee will not for a period of twelve (12) months following such separation, directly or indirectly, either on Employee’s own account or on behalf of any person, company, corporation, or other entity, service, solicit or initiate contact with intent to service or solicit with any customers of the Company with whom Employee had contact during the last twelve (12) months of Employee’s employment with the Company or about whom Employee obtained Confidential Information and/or Trade Secrets, for the purpose of an activity directly competitive with the Company’s then business operations.

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F.	Non-Solicitation of Employees, Independent Contractors or Other Agents

Employee acknowledges and agrees that, solely as a result of Employee’s employment with the Company, Employee has and/or will come into contact with and acquire information regarding the skills and abilities of the Company’s employees, independent contractors or other agents that is not available to the general public from directories or other public sources. Accordingly, both during Employee’s employment with the Company and for a period of twelve (12) months after Employee’s separation from employment with the Company, whether such separation is voluntary or involuntary, Employee shall not, either on Employee’s own account or on behalf of any person, company, corporation, or other entity, solicit, lure, encourage, assist or endeavor to cause any employees, independent contractors or other agents of the Company with whom Employee came into contact during the last twelve (12) months of Employee’s employment with the Company or about whom Employee obtained information regarding their skills and abilities during Employee’s employment with the Company, to leave employment with the Company or alter, sever, discontinue, or in any other way interfere with their relationship with the Company; provided that the foregoing shall not apply to or prohibit: (a) general solicitations of employment not directly targeted at such persons, (b) solicitations of such persons who have first contacted Employee on their own initiative, or (c) solicitations of any employee who has been terminated by the Company prior to commencement of employment discussions by Employee. Nothing herein shall prohibit Employee from terminating employees, independent contractors and agents of the Company while acting as Chief Executive Officer if in his sole discretion he decides that such action will further the interests of the Company.

G.	Non-Solicitation of Suppliers

Employee acknowledges and agrees that solely by reason of Employee’s employment with the Company, Employee has and/or will come into contact with some of the Company’s suppliers and has and/or will have access to Confidential Information and Trade Secrets regarding the Company and its suppliers as set forth in Paragraph II(C) of this Agreement. Consequently, Employee covenants and agrees that in the event of Employee’s separation from employment with the Company, whether such separation is voluntary or involuntary, Employee will not for a period of twelve (12) months following such separation, directly or indirectly, either on Employee’s own account or on behalf of any person, company, corporation, or other entity, solicit or initiate contact with intent to solicit with any suppliers of the Company with whom Employee had contact during the last twelve (12) months of Employee’s employment with the Company or about whom Employee obtained Confidential Information and/or Trade Secrets, for the purpose of an activity directly competitive with the Company’s then business operations.

H.	Proprietary Development

Employee agrees he will fully and promptly disclose, in writing, to the Company all inventions, products, processes, apparatus, designs, improvements, or business related suggestions and information which he may, solely or jointly with others, conceive, discover, make or develop while employed with the Company which relate to the Company’s business.

Employee agrees that any inventions, products, processes, apparatus, designs, improvements or business-related suggestions and information conceived, discovered, made or

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developed by him, solely or jointly with others, during his employment with the Company that are (i) made with the firm’s equipment, supplies, facilities, trade secrets, or time; or (ii) that relate, at the time of conception or reduction to practice to the Company’s business, to the Company’s actual or demonstrably anticipated research; or (iii) result from any work performed by Employee for the Company, shall belong to the Company without further compensation to Employee, and Employee agrees to assign any and all rights in such items to the Company.

Employee agrees that any inventions, products, processes, apparatus, designs, improvements, or business related suggestions and information, conceived, discovered, made or developed by Employee, solely or jointly with others, after his termination of employment with the Company that are based on the Company’s trade secrets or confidential information shall belong to the Company and Employee here assigns any and all rights in such items to the Company.

Employee agrees to execute all documents which the Company may consider necessary to carry out this Agreement, including domestic and foreign patent applications prepared at the expense of the Company and formal assignments to the Company of all rights in such inventions and patent applications and the patents issued thereon together with all divisions, continuations, and reissues thereof. Employee further agrees to submit to a reasonable and confidential review process under which the Company may determine any issues as may arise under the provisions of this paragraph.

Employee represents that he has no unpatented inventions which are to be withheld from this Agreement except those listed by employee on the reverse side of this Agreement and whose exclusion have been approved in writing by an authorized representative of the Company.

Employee understands this Agreement does not apply to an invention that Employee developed entirely on Employee’s own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by Employee for the Company.

I.	Injunctive Relief

Employee expressly acknowledges and agrees that any breach or threatened breach of Paragraphs II.(C) through II(H) herein, and each of them, will cause irreparable and continuing damage to the Company for which monetary damages will be an inadequate remedy, and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, in addition to all of the Company’s rights and remedies under this Agreement and available under applicable law, including but not limited to, the right of the recovery of monetary damages and all other forms of other relief including, without limitation, equitable relief, from Employee, the Company shall be entitled to seek issuance by any court of competent jurisdiction of temporary, preliminary and permanent injunctions enjoining any such breach or threatened breach by Employee.

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J.	Confidential Information Belonging to Others & Related Restrictions

Employee agrees that Employee shall not disclose to the Company, use for the Company’s benefit, or induce the Company to use any trade secret or confidential information Employee may possess or any intellectual property belonging to any former employer or other third party. Employee affirms that that Employee is not presently subject to a restrictive covenant or other contract or agreement of any kind which would prohibit, restrict or limit Employee’s employment with the Company other than restrictions under his agreements with QVT and its affiliates, which do not prohibit, limit, or restrict his employment with the Company. If Employee learns or becomes aware of or is advised that Employee is subject to an actual or alleged restrictive covenant or other prior agreement which may prohibit or restrict Employee’s employment by the Company, Employee shall immediately notify the Company in writing to the Board of Managers of the same.

III.	TERMINATION OF EMPLOYMENT

Employee is and remains free to terminate his employment at any time during Employee’s employment with the Company, for any reason, with or without cause. In the event of such a voluntary termination by Employee (other than for Good Reason (as defined below)), the Company requests Employee to provide written notice of termination at least thirty (30) days prior to the effective date of his termination. The Company shall, in such event, remain free to accept such notice and continue Employee’s employment up to the effective date of termination, or to pay Employee thirty (30) days’ pay in lieu of accepting notice and require his immediate termination. In the event Employee terminates his own employment (other than for Good Reason), Employee shall be entitled only to that compensation and those benefits earned by and vested in him as of the effective date of such termination, calculated on a pro-rated basis.

Employee may also terminate his employment with the Company for Good Reason upon prior written notice to the Company setting forth in reasonable detail the nature of the Good Reason. The following shall constitute “Good Reason”: without Employee’s written consent, (i) the failure of the Company to make any payment that it is required to make hereunder to Employee when such payment is due; (ii) the assignment to Employee of duties materially inconsistent with Employee’s position and status with the Company, a change in Employee’s title, or a material reduction in Employee’s responsibilities; (iii) a reassignment of Employee’s primary work location outside of San Bernardino County, CA or (iv) the Company’s breach of any material provision of this Agreement; provided, however, that such conduct shall not constitute Good Reason unless and until Employee has provided the Company with written notice setting forth in reasonable detail the nature of the Good Reason and the Company has not cured such conduct within thirty (30) days after receipt of such notice.

The Company is and remains free to terminate Employee’s employment at any time, for any reason, with or without cause.

In the event of a termination by the Company without cause, the Company shall provide Employee with thirty (30) days’ notice of termination and Employee shall continue to receive through Employee’s employment with the Company the compensation and benefits to which he is entitled under this Agreement. The Company may, in lieu of thirty (30) days’ notice, pay Employee one month’s salary with an immediate termination.

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Additionally, in the event of a termination by Company without cause or by Employee for Good Reason, in exchange for Employee signing (and non-revocation of) a general release of claims that is effective within sixty (60) days of termination in a form to be provided by the Company promptly following the termination, (i) the Company shall provide Employee with six (6) month’s base salary which amount shall be paid in substantially equal installments, in accordance with regular payroll practices, over such 6-month period; provided, that in the event Employee breaches any of paragraphs (C) — (J) of Section II hereof, all such payments shall immediately cease, in each instance only after a written demand to cure such breach is delivered to Employee setting forth in reasonable detail the circumstances of such breach and Employee fails to cure such breach (if it reasonably can be cured) within the ten (10) day period following his receipt of such written notice and (ii) any of Employee’s non-vested IEA shall immediately vest and not be subject to forfeiture.

In the event of a termination for cause, as defined below, no notice of termination shall be required and Employee will not be entitled to any further compensation or benefits. In the event of a termination for cause, Employee shall be entitled only to that compensation and those benefits earned by and vested in him as of the effective date of such termination, calculated on a pro-rated basis.

Termination may be effected for cause, as follows:

•

Employee’s material breach of this Agreement or any other material policy of the Company, in each instance only after a written demand to cure such breach is delivered to Employee setting forth in reasonable detail the circumstances of such breach and Employee fails to cure such breach (if it reasonably can be cured) within the thirty (30) day period following his receipt of such written notice;

•	Any material act of dishonesty, or any act of misappropriation, embezzlement, fraud or similar conduct involving the Company or any of its affiliates;

•

Employee’s continued willful failure or refusal to perform Employee’s material duties or responsibilities after a written demand to cure such failure or refusal is delivered to Employee setting forth in reasonable detail the circumstances of such failure or refusal and Employee fails to cure such failure or refusal within the ten (10) day period following his receipt of such written notice;

•

The conviction of or the plea of guilty or nolo contendere or the equivalent by Employee of a felony or other crime involving moral turpitude, or any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of Employee’s duties to the Company or otherwise result in material injury to the reputation or business of the Company; or

•

Employee’s engagement in illegal conduct, gross negligence or willful misconduct which is, or could be reasonably expected to be, materially and demonstrably injurious to the reputation or business of the Company.

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Upon any termination of Employee’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Employee, Employee shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions Employee holds with the Company or any of its subsidiaries.

IV.	COMPENSATION AND BENEFITS OF EMPLOYEE

A.	Annual Compensation

1.    During Employee’s employment hereunder, Employee shall be provided an annual salary. From July 1, 2020 to December 31, 2020, such annual salary shall be at the rate of $250,000 per year (about $25,000 per month), less applicable payroll deductions. Thereafter, Employee’s salary shall be determined by the Board of Managers (or compensation committee thereof) in consultation with Employee but in no event shall be less than $250,000 per year. Payment of Employee’s salary shall be made in accordance with the Company’s periodic payroll practices.

2.    In addition to base salary, Employee shall be eligible to receive an annual incentive compensation award, with the actual value of the annual incentive compensation award with respect to any year being based upon the level of achievement of annual Company and individual performance objectives for such year, as determined by the Board of Managers (or compensation committee thereof), which may include objectives relating to plant Safety, recovery/efficiency, and economic success. For 2020, the target annual incentive compensation award will be $450,000, with actual payment being between 0% and 150% of target, depending on level of performance. The annual incentive compensation award shall be paid to Employee at the same time as annual bonuses are generally payable to other senior executives of the Company (provided, that in all events the annual incentive shall be paid in the year following the year for which the annual incentive applies) subject to Employee’s continuous employment through the end of the relevant year to which the bonus applies.

B.	Initial Equity Award

1.    Subject to Employee’s continued employment through the Transition Date, Employee will be granted an Initial Equity Award (“IEA”) in the form of restricted common stock of the PubCo having a value1 equal to 1.7% of the pre-money Combined Company Equity Value (as defined below). The IEA shall be granted on or as soon as practicable following the Transition Date, such grant to be subject to the closing of the Going Public Transaction. The IEA shall be made in the form of a grant under the PubCo equity compensation plan, pursuant to an award agreement with customary terms reasonably acceptable to the Company and Employee, including without limitation, provisions to allow for the sale of restricted stock or other customary mechanism so that on vesting any tax liabilities which may arise solely from the vesting of the IEA may be paid by Employee (the “PubCo Plan and Award Agreement”), and the shares comprising the IEA shall be registered under the Securities Act of 1933, as amended. If applicable

[1]

For purposes of this Agreement, the number of shares which will be issued based on the Company’s value shall be determined using the per share price of the IPO or the value of a PubCo share used to determine the merger consideration per share.

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law or stock exchange rule does not permit the grant of the IEA as contemplated by this Agreement, the Company and Employee shall negotiate in good faith to enter into a cash-based award agreement providing comparable value to Employee. For purposes of ensuring clarity, “Combined Company Equity Value” is defined as the aggregate value of the equity of the Company, the equity of Secure Natural Resources LLC (“SNR”) and/or the equity of the Company’s and SNR’s successors, which in the event of a Going Public Transaction shall be the “Equity Value” as determined by the definitive documentation of such transaction and disregarding any other compensatory equity awards made at or contemporaneously with the Closing.

2.    The IEA shall vest over four years as follows: 40% on the date that is 15 months after the grant date, 20% on the date that is 27 months after the grant date, 20% on the date that is 39 months after the grant date, and 20% on the fourth anniversary of the grant date; provided that the IEA will fully vest on a Change of Control of PubCo. “Change of Control” is defined as (i) a merger in which PubCo is not the surviving corporation; (ii) a merger, sale or transaction involving PubCo where the equity holders of PubCo before such merger or sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the surviving corporation or the parent company thereof; or (iii) the sale or exchange of all or substantially all of PubCo’s assets; provided, however, that the definition of Change of Control may be superseded by any comparable definition in the PubCo Plan and Award Agreement. In the event, that Employee is terminated by Company without cause or by Employee for Good Reason or due to his death or disability (as defined below), he shall fully vest in all non-vested IEA (subject to execution of the release contemplated in Section III. above in the case of a termination without cause or by Employee for Good Reason); provided, however, that the definition of disability may be superseded by any comparable definition in the PubCo Plan and Award Agreement. For purposes of this section, “disability” shall mean Employee’s inability to perform his duties as set forth in Section II.A above as a result of any medically determinable physical or mental impairment for a period of 90 consecutive days, or for a period of 120 non-consecutive days in any one year period. Company will work in good faith with Employee to determine the most tax efficient structure for the issuance of the IEA.

C.	Paid Vacation

During the term of this Agreement, Employee is eligible to receive or accrue paid vacation in accordance with the Company’s policies applicable to employees in positions similar or comparable to Employee’s. Specifically, Employee shall be entitled to four weeks of vacation annually.

D.	Holidays

Employee shall be entitled to those paid holidays observed by the Company. Specific holidays are determined by and in the discretion of the Company yearly, and are published no later than January of each year.

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E.	Retirement, Welfare and Fringe Benefits

Employee shall be eligible to participate in all retirement, welfare, and fringe benefits plans and programs generally made available by the Company to the Company’s executive employees, in accordance with the terms of such plans, when in effect.

V.	GENERAL PROVISIONS

A.	Entire Agreement

This Agreement supersedes any and all other agreements, either oral or in writing, express or implied, between the parties hereto with respect to the employment of Employee by the Company, and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or written, express or implied, with regard to Employee’s employment, have been made or intended by any party, or anyone acting on behalf of any party, which are not embodied herein and that no other agreement, statement, or promise regarding employment, either oral or written, express or implied, not contained in this Agreement shall be valid or binding.

B.	Partial Invalidity

If any term or provision of this Agreement or any portion thereof is declared illegal or unenforceable by any court of competent jurisdiction, such provision or portion thereof shall be deemed amended or modified so as to render it enforceable, and to the extent such provision or portion thereof cannot be rendered enforceable, this Agreement shall be considered divisible as to such provision which shall become null and void, leaving the remainder of this Agreement in full force and effect.

C.	Construction

The headings contained in this Agreement are for convenience only and do not constitute part of and shall not be used to interpret this Agreement.

D.	Modification

No modification of this Agreement shall be valid unless made in a writing signed by both parties hereto, except where specific reference is made to this Agreement or for the sole purpose of PubCo joining this Agreement as the successor to the Company.

E.	Assignment

Except as expressly contemplated in Section II.A. hereof, neither Employee nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign their rights and obligations under this Agreement without Employee’s consent to any Person with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of their properties or assets. This Agreement shall inure to the benefit of and be binding upon Employee, the Company and each of our respective successors, executors, administrators, heirs and permitted assigns.

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F.	Waiver of Breach

The failure of either the Company or Employee, whether purposeful or otherwise, to exercise in any instance any right, power, or privilege under this Agreement or under law shall not constitute a waiver of the same or any other right, power, or privilege in any other instance. Any waiver by the Company or by Employee must be in writing and signed by either Employee, if Employee is seeking to waive any of Employee’s rights under this Agreement, or by the Board of Managers of the Company, if the Company is seeking to waive any of its rights under this Agreement.

G.	Law Governing Agreement, Litigation, and Costs

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws provisions. If any legal action or other proceeding is brought by any party for the enforcement of this Agreement, or because of any alleged dispute, breach or default in connection with any provisions of this Agreement, such action shall be brought exclusively in state or federal court of New York, and the parties agree to the jurisdiction thereof; provided, however, if said court shall decline jurisdiction or decline to afford injunctive relief to the Company on account of the breach or threatened breach of this Agreement by Employee, the Company shall be entitled to seek such relief from any other court of competent jurisdiction, wherever located. Employee recognizes that, should any dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel or other third party, the preservation of the secrecy of Confidential Information and Trade Secrets may be jeopardized. Consequently, Employee agrees that all issues of fact shall be tried without a jury.

H.	Indemnification

The Company shall indemnify Employee to the maximum extent permitted by law in respect of any claim, investigation, suit or dispute brought against Employee because Employee serves as an officer of the Company or any of its subsidiaries, and the Company agrees to advance Employee’s reasonable expenses incurred therewith upon Employee executing an undertaking agreeing to repay any such advances if Employee is ultimately found not to have been entitled to such indemnification. The Company shall not be obligated to indemnify Employee if a court of competent jurisdiction finds Employee’s conduct to have constituted gross negligence, willful misconduct, fraud, or criminal conduct in performing or failing to perform any duties and responsibilities under this Agreement.

I.	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

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J.	409A

1.    General. The payments and benefits provided hereunder are intended to be exempt from or compliant with the requirements of Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company reasonably determines that any payments or benefits hereunder are not either exempt from or compliant with the requirements of Section 409A of the Code, the Company shall have the right to adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that are necessary or appropriate (i) to preserve the intended tax treatment of the payments and benefits provided hereunder, to preserve the economic benefits with respect to such payments and benefits, and/or (ii) to exempt such payments and benefits from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder; provided, however, that this does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify the Employee for any failure to do so.

2.    Exceptions to Apply. The Company shall apply the exceptions provided in Treasury Regulation Section 1.409A-1(b)(4), Treasury Regulation Section 1.409A-1(b)(9) and all other applicable exceptions or provisions of Code Section 409A to the payments and benefits provided under this Agreement so that, to the maximum extent possible such payments and benefits are not deemed to be “nonqualified deferred compensation” subject to Code Section 409A. All payments and benefits provided under this Agreement shall be deemed to be separate payments (and any payments made in installments shall be deemed a series of separate payments) for purposes of Code Section 409A.

3.    Taxable Reimbursements. To the extent that any payments or reimbursements provided to the Employee in the course of his employment are deemed to constitute “nonqualified deferred compensation” subject to Code Section 409A, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any payments or expense reimbursements that constitute compensation in one year shall not affect the amount of payments or expense reimbursements constituting compensation that are eligible for payment or reimbursement in any subsequent year, and the Employee’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

4.    Specified Executive. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits that are “nonqualified deferred compensation” subject to Code Section 409A shall be paid to Employee during the 6-month period following his separation from service to the extent that the Company determines that the Employee is a “specified employee” and that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Code Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Code Section 409A without being subject to such additional taxes, including as a result of the Employee’s death), the Company shall pay to the Employee a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Employee during such 6-month period.

[Signature page follows]

EXECUTION COPY

MP Mine Operations LLC

By:	/s/ James H. Litinsky
Name:	James H. Litinsky
Title:	Co-Chairman
Date:	July 12, 2020

EMPLOYEE:

By:	/s/ Michael Rosenthal
Name:	Michael Rosenthal
Date:	July 12, 2020